Exhibit 99.2
StorageTek
Q2 2005 Conference Call
Script of Prepared Remarks of Pat Martin
Good morning everyone, and thank you for joining us today. I will make a few opening remarks regarding the quarter and the proposed merger with Sun Microsystems, and then I’ll turn it over to Bobby, who will cover our second quarter performance.
By now, I’m sure you have had the opportunity to read our earnings release. We are very pleased with the revenue improvement on a year over year and on a sequential basis, as well as the continued strength in our product and service margins.
Our $549 million in revenue was up 6% over the second quarter of last year and up 10% over the first quarter of this year. On a non-GAAP basis, that is excluding merger costs, we earned $0.32 per share for the second quarter.
Total tape revenue was up 13% compared to the same period last year and up 14% from the first quarter. Our automation product revenue grew 77% year over year. Worldwide demand for the SL500 was very strong as we delivered the one thousandth unit in the second quarter. We reached this milestone in just nine months. The SL500 provides end users with unmatched scalability, storage density and data center class reliability to the mid-tier market. It has an extremely adaptable platform designed to accommodate current and future storage consolidation and data protection needs.
In addition, we delivered our five hundredth SL8500 modular library system in the quarter. The SL8500 provides the ideal solution to allow customers to store petabytes of information at lower costs than traditional alternatives. Its ability to provide enterprise-class connectivity and online upgrades, while maintaining a 24x7 pace, allows a superior level of enterprise-class service.
Total service revenues continue to be strong and were up 7% compared to the same period last year and up 4% from the first quarter. Our storage services business continues to be central for our business model. We see a lot of opportunity in the services area, both in traditional maintenance, as well as in the professional services and consulting areas. Our customers look to our services as a key enabler and a primary component of our Information Lifecycle Management solutions.
Financially, we remain in great shape. In addition to strong revenue and margins, our balance sheet remains strong and we continue to generate positive cash flow. We ended the quarter with cash and investments of just under $1.2 billion.
During the quarter, we launched some major new products and product enhancements which continue to build on our ILM strategy for midrange and enterprise class environments. We released the FlexLine 600, the IntelliStore archive and compliance solution, ViaRemote services, and the SL8500 pass through port. The FlexLine 600 is the first enterprise class, SATA technology disk solution. We have taken our years of experience and know how and provided a low cost disk solution that has the class of performance, reliability, capacity and storage management traditionally found in primary disk arrays. FlexLine 600 reduces cost and increases uptime. The FlexLine 600 is also the foundation for our new IntelliStore archiving solution. IntelliStore enables our customers to easily and affordably capture, manage and re-use their business data. It archives everything from employee email to customer database information. IntelliStore performs ten times better than it’s closest competitor and at a lower price point. ViaRemote services offers customers seamless, easy-to-use offsite backup and recovery. The SL8500 pass through port feature allows tapes to be passed from one library to another. These products and enhancements will continue to strengthen our position in the marketplace, while we continue to expand on our addressable markets.
We were very aggressive in launching these products. In addition to the merger costs I mentioned earlier, there were other operational costs that we incurred during the quarter which we felt were necessary with the proposed merger. We met with customers, employees, and industry analysts from around the world to make sure the message and the benefits from the proposed merger were clearly understood. There were other transition expenses, aside from the merger, that we incurred in order to assure continuity with the management team as well as the sales and service teams. We also invested more in our product launches than we originally planned. Through a combination of Wall Street Journal advertisements, industry shows, etc. we got the word out to the market that StorageTek ILM solutions were the best, most comprehensive in the marketplace. As I said, these product launch costs were more than anticipated, however, we believe that they will pay off as the broader market recognizes the value proposition of FlexLine 600, IntelliStore and the pass-through-port for the SL8500. These products received very strong market response in their limited exposure in Q2.
Before I turn the call over to Bobby, I’d like to briefly talk about our proposed merger with Sun Microsystems. We are very excited about this opportunity for our customers. The strategic rationale for combining our two companies is that we can now offer the total solution: compute, networking and storage, to our customers. With StorageTek currently launching new, exciting ILM products, and with our ability to attach our automated tape and ILM offerings to heterogenous open and OS390 operating environments, the combined enterprise will be able to serve more customers in more ways. By bringing a systems approach to Information Lifecycle Management, the combined company will be well-positioned to help customers better manage their growing privacy, security, compliance and policy requirements.
As you know, we’ve announced a special shareholder meeting to be held on August 30th and we have cleared the Hart Scott Rodino regulatory waiting period. In addition we have received strong customer support for our proposed merger. Employee feedback has also been positive. We are pleased with the initial progress we have made on integration planning and are confident in our ability to be prepared for the expected close of the proposed merger transaction in late summer/early fall. The proposed merger remains subject to, among other conditions, clearance under the European Union merger control regulation and approval by StorageTek stockholders.
Clearly, we’ve been focused on our product launches this quarter, delivering another successful quarter, and successfully managing the transaction with Sun. Our financial condition, our market leadership and our business momentum are all strong, as we look forward to our future with the proposed Sun merger. However, because the transaction has not yet closed, we will not be able to address questions regarding the merger outside of what we’ve already stated publicly.
In addition, although we are confident in our ability to continue to execute in the quarters ahead, because we expect the deal to close before year-end, we will not be commenting on our prior full-year guidance.
I will now turn the call over to Bobby for some further detail on our Q2 financial results.

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